E.PIPHANY ANNOUNCES PRELIMINARY THIRD QUARTER RESULTS

SAN MATEO, Calif. - October 5, 2004 - E.piphany, Inc., (Nasdaq: EPNY) a full-suite provider of customer relationship management (CRM) solutions today announced preliminary results for the quarter ended September 30, 2004. The company will report results for the quarter after the market closes on Thursday, October 21, 2004.

        For the quarter ended September 30, 2004, the company expects total revenues of approximately $17.5 million. This compares to previous guidance of $18.5 million to $20.5 million. License revenues are expected to be approximately $5.5 million. Net loss is expected to be approximately $(0.07) per share, within the range of the company's previous guidance of a loss between $(0.05) and $(0.07) per share.

        Karen Richardson, Chief Executive Officer, said, "The third quarter is traditionally a slow quarter for enterprise software sales. Although we closed two seven-figure deals, our results were primarily affected by a third seven-figure deal that slipped at the end of the quarter."

        E.piphany will host a conference call to discuss its results after the market closes on Thursday, October 21, 2004 at 1:30 p.m. PDT.

ABOUT E.PIPHANY
The E.piphany(R) E.6(R) CRM software suite enables global organizations to align touchpoints, processes and technologies around the customer. Built on the industry's most advanced, service-oriented architecture, the E.piphany 6.5 software solution creates benefits that cross departments and geographies, and result in rapid, measurable ROI. With the E.piphany 6.5 suite of Marketing, Sales and Service software solutions, every customer interaction is driven by real-time intelligence, enabling businesses to better understand their customers and optimize every interaction from both a revenue generation and customer retention viewpoint. More than 460 companies, including nearly 40 of the Fortune 100, use E.piphany software products to enhance their customers' experiences while, at the same time, realizing the companies' business objectives. With worldwide headquarters in San Mateo, CA, E.piphany serves customers in more than 40 countries worldwide. For more information, visit us at www.epiphany.com.

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SAFE HARBOR STATEMENT
This press release contains forward-looking statements relating to our future revenue and earnings results. Actual results could differ materially from such forward-looking statements. Factors that could cause actual results to differ materially from the forward-looking statements include the risk of accounting adjustments resulting from our usual quarter-end accounting and review procedures. These factors and others are described in more detail in E.piphany's public reports filed with the Securities and Exchange Commission, such as those discussed in the "Risk Factors" section included in E.piphany's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and in E.piphany's prior press releases. E.piphany assumes no duty to update any statements made in this press release.

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E.piphany, the E.piphany logo and E.6 are registered trademarks of E.piphany,
Inc. in the United States and other jurisdictions. All other trademarks are the property of their respective owners.


Investor Contact:
        Todd Friedman, E.piphany, 650.356.3934, todd@blueshirtgroup.com Media Contact:
        Gordon Evans, E.piphany, 650.356.3842, gevans@epiphany.com